Exhibit 10.1

EXECUTION COPY

SENIOR SECURED

REVOLVING CREDIT AGREEMENT

dated as of

March 27, 2014

among

NF INVESTMENT CORP.

as Borrower

The LENDERS Party Hereto

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent and Syndication Agent

$50,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ANNEX A	—	Rating Factors

SCHEDULE 1.01(a)	—	Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)	—	Commitments
SCHEDULE 1.01(c)	—	Industry Classification Group List
SCHEDULE 3.11	—	Material Agreements and Liens
SCHEDULE 3.12(a)	—	Subsidiaries
SCHEDULE 3.12(b)	—	Investments
SCHEDULE 6.08	—	Transactions with Affiliates

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Borrowing Base Certificate
EXHIBIT C	—	Form of Borrowing Request
EXHIBIT D	—	Form of Collateral Report
EXHIBIT E	—	Form of Prepayment Notice

SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of March 27, 2014 (this “Agreement”), among NF INVESTMENT CORP., a Maryland corporation (the “Borrower”), the LENDERS party hereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means each control agreement among the Borrower, the Collateral Agent and the Custodian in a form reasonably acceptable to the Administrative Agent governing one or more Collection Accounts.

“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents (other than Cash Collateral for outstanding Letters of Credit) included in the Portfolio Investments held by the Obligors.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents (other than Cash Collateral for outstanding Letters of Credit) included in the Portfolio Investments held by the Obligors.

“Adjusted LIBO Rate” means for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means KeyBank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Fee” means the per annum fee payable to the Administrative Agent in an amount equal to $18,000.

“Administrative Agent Appraisal Testing Month” has the meaning assigned to such term in Section 5.12(b)(ii)(E)(y).

“Administration Agreement” means that certain Administration Agreement, dated as of July 10, 2013, between the Borrower and Carlyle GMS Finance Administration, L.L.C.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

Revolving Credit Agreement

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or Financing Subsidiary in the ordinary course of business; provided that the term “Affiliate” shall include any Financing Subsidiary.

“Affiliate Agreements” means, collectively, (i) the Investment Advisory Agreement; (ii) the Placement Agent Agreement dated as of July 10 2013, between the Borrower and TCG Securities, L.L.C; and (iii) the Administration Agreement.

“Aggregate Portfolio Value” means, at any time, the aggregate Value of all Eligible Portfolio Investments at such time.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the rate per annum equal to 1% plus the London interbank offered rate as displayed in the Bloomberg Financial Markets System (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, the immediately preceding Business Day), for Dollar deposits with a term of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the rate as displayed in the Bloomberg Financial Markets System (or successor or substitute therefor) as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such rate as displayed in the Bloomberg Financial Markets System (or successor or substitute therefor), respectively.

“Applicable Margin” means: (a) with respect to any ABR Loan, (i) prior to the Commitment Termination Date, 1.25% per annum and (ii) following the Commitment Termination Date, 1.65%; and (b) with respect to any Eurocurrency Loan, (i) prior to the Commitment Termination Date, 2.25% per annum and (ii) following the Commitment Termination Date, 2.65%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

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“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule 1.01(a) or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule 1.01(a) or any other pricing or quotation service approved by the Board of Directors of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Administrative Agent. It is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., FTI Consulting, Inc., Murray, Devine and Company, Lincoln International LLC (formerly known as Lincoln Partners LLC) and Valuation Research Corporation are acceptable to the Administrative Agent. As used in Section 5.12 hereof, an “Approved Third-Party Appraiser selected by the Administrative Agent” shall mean any of the firms identified in the preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld).

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, in accordance with GAAP, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities to (b) the aggregate amount of senior securities representing indebtedness of Borrower and its Subsidiaries (including this Agreement).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

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“Available Collections” means all cash collections and other cash proceeds with respect to any Portfolio Investments deposited in the Collection Accounts, including all principal and interest collections, all proceeds of any sale or disposition with respect to such Portfolio Investments, cash proceeds or other funds received by the Borrower or any other Obligor with respect to any Portfolio Investment, all other amounts on deposit in the Collection Accounts from time to time, and all proceeds of Cash and Cash Equivalents with respect to the Collection Accounts.

“Average Life” means, for any Portfolio Investment, as of any date of determination, the quotient of (i) the amount of each Scheduled Payment of principal to be paid after such date of determination multiplied by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due, divided by (ii) the Value of such Portfolio Investment.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Unquoted Investment Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Borrowing” means (a) all Syndicated ABR Loans made, converted or continued on the same date, (b) all Eurocurrency Loans that have the same Interest Period and/or (c) a Swingline Loan.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B and appropriately completed (including with all required exhibits attached thereto).

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Equity” means (a) the sum of (i) the lesser of (x) the aggregate amount of all uncalled capital commitments of the Borrower subject to the Uncalled Capital Pledge (excluding, for the avoidance of doubt, the uncalled capital commitments of investors that are Defaulted Investors) and (y) $34,000,000, plus (ii) the Value of all Eligible Portfolio Investments less (b) the Revolving Credit Exposure.

“Borrowing Base Equity Test” means a test that is satisfied on any date of determination if (a) the Borrowing Base Equity on such date is greater than (b) (i) prior to the release of the Uncalled Capital Pledge, $34,000,000 and (ii) following the release of the Uncalled Capital Pledge, $25,000,000.

4	Revolving Credit Agreement

“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C (including with all required exhibits attached thereto).

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Calculation Amount” shall mean, as of the end of any Testing Quarter, an amount equal to the greater of: (a) (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Quarter) minus (ii) the aggregate Value of all Quoted Investments included in the Borrowing Base (as of the end of such Testing Quarter) and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Quarter); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base be tested in respect of any applicable Testing Quarter.

“Capital Call” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Capital Commitment” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Capital Contribution” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars.

“Cash Collateralize” means, in respect of a Letter of Credit or any obligation hereunder, to provide and pledge cash collateral pursuant to Section 2.05(k), at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

5	Revolving Credit Agreement

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity).

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Borrower and its Subsidiaries in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Change in Control” means (a) with respect to the Borrower, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, other than the External Manager or any Affiliate of the External Manager in the business of managing or advising clients (but, for the avoidance of doubt, excluding Controlled portfolio investment companies of the External Manager); (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were

6	Revolving Credit Agreement

neither (x) nominated by the requisite members of the board of directors of the Borrower nor (y) appointed by a majority of the directors so nominated; (iii) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the External Manager or any Affiliate of the External Manager in the business of managing or advising clients (but, for the avoidance of doubt, excluding Controlled portfolio investment companies of the External Manager) or (iv) the failure of Carlyle GMS Finance Administration L.L.C. to perform its material obligations under the Administration Agreement, the Administration Agreement shall fail to be in full force and effect or Carlyle GMS Finance Administration L.L.C. (or an Affiliate of the External Manager) ceases to serve as the administrator for the Borrower and (b) with respect to the External Manager, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 65% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the External Manager, other than The Carlyle Group (but, for the avoidance of doubt, excluding Controlled portfolio investment companies of The Carlyle Group) and (ii) the failure by the External Manager to perform its material obligations under the Investment Advisory Agreement, the Investment Advisory Agreement shall fail to be in full force and effect or the External Manager (or an Affiliate of the External Manager consented to by the Administrative Agent in its reasonable discretion, such consent not to be unreasonably withheld, delayed or conditioned) ceases to serve as the investment advisor for the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, treaty or governmental rule or regulation or any change in any law, treaty or governmental rule or regulation or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule or regulation was issued or enacted prior to the date hereof), but excluding proposals thereof, or any determination of a court or Governmental Authority, (b) any guideline, request or directive by any Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof or (c) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, in each case adopted after the date hereof. For the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) by any United States regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.

“Charged-Off Asset” means a Portfolio Investment with respect to which either of the following occurs: (i) the Borrower (or the Collateral Manager on its behalf) has classified such Loan Asset as “charged-off” pursuant to the criteria set forth in its Investment Policies, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest thereon) under such Portfolio Investment remains unpaid for at least 120 days from the original due date for such payment.

7	Revolving Credit Agreement

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means KeyBank in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Quality Test” means the Weighted Average Life Test, the Weighted Average Spread Test and the WARF Test. Calculation of the Collateral Quality Tests shall be required from and after the earlier to occur of (a) six months following the Effective Date and (b) the date on which the Uncalled Capital Pledge is released from the Collateral in accordance with the Guarantee and Security Agreement. The Collateral Quality Tests shall be calculated using the Value of each applicable Eligible Portfolio Investment and not the Outstanding Principal Balance thereof.

“Collateral Report” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit D and appropriately completed.

“Collection Account” means any trust account maintained with the Custodian in the name of the Borrower for the benefit of and under the “control” (within the meaning of Section 9-104 of the UCC or 9-106 / 8-106 of the UCC, as applicable) of the Collateral Agent for the benefit of the Secured Parties pursuant to an Account Control Agreement, and each subaccount that may be established from time to time; provided that, subject to the rights of the Collateral Agent hereunder with respect to such funds, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans, and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $50,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

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“Commitment Termination Date” means the earlier of (a) March 27, 2017 and (b) the date of the Initial Public Offering.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) amortized closing expenses related to the Transactions and other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and (v) unrealized losses with respect to any Investment and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all investment income items increasing Consolidated Net Income which do not represent a cash item in such period or any future period and (iii) unrealized gains with respect to any Investment.

“Consolidated Group” has the meaning assigned to such term in Section 5.13(a).

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and all unused fees whether or not treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the fiscal quarter ending on such date to (b) Consolidated Interest Charges for such fiscal quarter.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date plus (y) the aggregate amount of Other Covered Indebtedness on such date minus (z) the LC Exposures fully Cash Collateralized on such date pursuant to Section 2.05(k) and the last paragraph of Section 2.09(a).

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“Current Pay Portfolio Investment” means any Portfolio Investment subject to a bankruptcy proceeding (but does not constitute a DIP Portfolio Investment) but as to which:

(a) (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal (if any), (ii) all contractual payments due at the relevant time of determination (including principal, interest and any other such payments) have been paid in Cash and (iii) the External Manager reasonably expects that the remaining scheduled interest and principal payments will be paid in Cash on the scheduled payment dates thereof;

(b) such Portfolio Investment has a Value of no less than 80% of par; and

(c) (i) the related bankruptcy court has authorized all payments due and payable on such Portfolio Investment and (ii) all interest payments and scheduled distributions of principal authorized by such bankruptcy court have been paid by the Underlying Borrower in respect of such Portfolio Investment.

“Custodian” means State Street Bank and Trust Company, as custodian holding Investments on behalf of the Obligors, or any successor in such capacity. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Investor” means any investor of the Borrower with respect to which, to the knowledge of the Borrower or the External Manager, any of the following events shall have occurred (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) such investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets in connection with an insolvency or similar proceeding; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any bankruptcy or insolvency laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under any bankruptcy or insolvency laws;

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(c) such investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, or (iii) give any written notice that it may not fund future contributions pursuant to a Capital Call or comply with any material provision of its Subscription Agreement;

(d) such investor shall fail to fund its pro rata share of a Capital Call within 5 days of such Capital Call being due in accordance with its Subscription Agreement; or

(e) the Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such investor’s uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the from any calculations hereunder.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing) has not been satisfied or otherwise waived in accordance with this Agreement, or (ii) pay to the Administrative Agent, Issuing Bank, Swingline Lender or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) Administrative Agent has received notification that such Lender has become, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect

11	Revolving Credit Agreement

parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or instrumentality so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon such determination (and the Administrative Agent shall deliver written notice of such determination to the Borrower, the Issuing Bank and each Lender and the Swingline Lender).

“DIP Portfolio Investment” means an obligation:

(a) obtained or incurred after the entry of an order for relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c) on which the related Underlying Borrower is required to pay interest and/or principal on a current basis; and

(d) approved by an order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Financing Subsidiary pursuant to a transaction not prohibited hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

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“Eligible Borrower” means any Underlying Borrower of a Portfolio Investment that:

(a) is a legal operating entity or holding company;

(b) is not a Governmental Authority (other than with respect to Underlying Borrowers of Cash and Cash Equivalents);

(c) is not an Affiliate of the Borrower or any Affiliate of The Carlyle Group (including any entity controlling The Carlyle Group); and

(d) other than in the case of an Underlying Borrower of a DIP Portfolio Investment or Current Pay Portfolio Investment, is not bankrupt, insolvent or subject to any proceeding to have the Underlying Borrower adjudicated as bankrupt or insolvent or placed into receivership or such Underlying Borrower has filed for protection under the United States Bankruptcy Code.

“Eligible Portfolio Investment” means, as of any date of determination, any Portfolio Investment that:

(a) is originated in compliance with the Investment Policy as in effect as of the date such Portfolio Investment was originated or acquired;

(b) is not an Investment in any Subsidiary (including any Financing Subsidiary);

(c) is owned by an Obligor, free and clear of any liens (except Permitted Liens);

(d) is not a Structured Finance Obligation or a Finance Lease;

(e) is not subject to existing assertions of rescission, set-off, counterclaims or defenses;

(f) if debt, it is not an obligation (other than a revolving loan or delay-draw term loan) pursuant to which any future advances or payments to the Underlying Borrowers may be required to be made by an Obligor;

(g) as of the date such Portfolio Investment is originated or acquired, is not made to a bankrupt or defunct Underlying Borrower (other than in the case of a DIP Portfolio Investment or a Current Pay Portfolio Investment);

(h) has an original term to maturity of not greater than 8 years;

(i) has a minimum rating (or shadow rating) of not lower than the Minimum Ratings;

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(j) has been originated or acquired in the ordinary course of the Borrower’s business;

(k) the origination or acquisition thereof was in compliance with all applicable laws;

(l) if the Portfolio Investment contains a “payment in kind” provision for the payment of interest, it shall provide for a minimum cash spread of at least 2.50%;

(m) provides for Scheduled Payments of interest in Cash on a semi-annual or more frequent basis;

(o) is, together with the underlying Loan Agreement and the related loan file, fully assignable without restriction (except for customary transfer restriction under the securities laws) or, if such assignment is subject to the consent of the underlying obligor or lender agent under the related Loan Agreement, the related Loan Agreement provides that such consent shall not be unreasonably withheld;

(p) is an “instrument” or a “payment intangible” under Article 9 of the UCC;

(q) payments under such Portfolio Investment are not subject to withholding tax (unless grossed up in full);

(r) is not adversely selected;

(s) is not Margin Stock or exchangeable for Equity Interests;

(t) is a Performing (i) First Lien Bank Loan, (ii) Second Lien Bank Loan, (iii) Second Out Loan or (iv) Secured High Yield Security;

(u) is not a commercial real estate loan, a construction loan or otherwise principally secured by real property;

(v) is treated as indebtedness for tax purposes;

(w) the note evidencing such Portfolio Investment (if any) and copies of the principal transaction documents related thereto have been delivered to Collateral Agent or the Custodian as required under the Loan Documents;

(x) the Borrower has all necessary licenses and permits to originate, acquire and/or own (as applicable) such Portfolio Investment; and

(y) each Underlying Borrower under such Portfolio Investment is an Eligible Borrower.

Notwithstanding anything in this definition to the contrary, Cash and Cash Equivalents shall constitute “Eligible Portfolio Investments” for purposes of this Agreement.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, in each case within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located, in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. withholding tax imposed on amounts payable to such Lender at the time such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) becomes a party to this Agreement or designates a new lending office, except to the extent that

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such Lender’s assignor or such Lender was entitled to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16, at the time of such assignment or designation, (c) Taxes attributable to such Lender’s failure or inability (other than as a result of a Change in Law occurring after the date such Lender becomes a party to this Agreement) to comply with Section 2.16(f)(ii), (d) any U.S. federal, state or local backup withholding Taxes imposed on payments made under any Loan Document, and (e) any U.S. federal withholding tax that is imposed pursuant to FATCA.

“External Manager” means Carlyle GMS Investment Management L.L.C.

“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests and issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (x) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(f), or (y) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means March 27, 2020.

“Finance Lease” means any transaction representing the obligation of a lessee to pay rent or other amounts under a lease which is required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP.

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“Financial Officer” means the chief financial officer, chief accounting officer, principal accounting officer, chief operating officer, chief credit officer, general counsel, accounting manager, treasurer or controller of the Borrower or any other officer of the Borrower which has been consented to by the Required Lenders.

“Financing Subsidiary” means an SPE Subsidiary or an SBIC Subsidiary.

“Fixed Rate Portfolio Investment” means a Portfolio Investment other than a Floating Rate Portfolio Investment.

“Floating Rate Portfolio Investment” means a Portfolio Investment (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Underlying Borrower thereof is based on a floating rate or other adjustable rate, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of a designated interest period) upon any change in the related underlying rate.

“Foreign Lender” means any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any (a) direct or indirect Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States or its territories or possessions and that is treated as a corporation for United States federal income tax purposes, (b) direct or indirect Subsidiary of the Borrower which is a “controlled foreign corporation” within the meaning of the Code, (c) direct or indirect Subsidiary of the Borrower substantially all of whose assets consist of the Capital Stock of one or more direct or indirect Foreign Subsidiaries or (d) a Subsidiary of a Foreign Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of)

17	Revolving Credit Agreement

such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of the primary obligor.

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, each Subsidiary of the Borrower from time to time party thereto, each holder (or a representative or trustee therefor) from time to time of any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness, and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall reasonably request consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred

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purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment or (y) a commitment arising in the ordinary course of business to make a future Investment.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Industry Classification Group” means (a) any of the Moody’s industry classification groups set forth in Schedule 1.01(c) hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Lenders, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.

“Initial Public Offering” means the initial public offering of Carlyle GMS Finance, Inc. of its common Securities pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the United States Securities Act of 1933, as amended.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07 in the form of a Borrowing Request substantially in the form of Exhibit C hereto.

“Interest Payment Date” means (a) each Payment Date and (b) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

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“Interest Period” means (a) initially, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (b) subsequently, each calendar month thereafter.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Advisory Agreement” means that certain Investment Advisory Agreement, dated as of July 10, 2013, between the Borrower and Carlyle GMS Investment Management L.L.C.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the “BUSINESS” section of the Borrower’s Registration Statement, and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time pursuant to a Permitted Policy Amendment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means KeyBank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j).

“KeyBank” means KeyBank National Association.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender” means each Person listed on Schedule 1.01(b) as having a Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

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“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for any Interest Period, in the case of Eurocurrency Borrowings, the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in Dollars for a period equal to one month as displayed in the Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Administration Limited interbank offered rate for the display of such Administration’s London interbank offered rate for deposits in Dollars) as of 11:00 a.m., London time on the day that is two Business Days prior to the first day of the Interest Period; provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBO Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rate per annum at which the Administrative Agent could borrow funds if it were to do so by asking for and then accepting interbank offers two (2) business days’ preceding the first day of such Interest Period in the London interbank market for Dollars as of 11:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Eurocurrency Borrowing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and in the case of Investments that are securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of the equity holders of the same issuer).

“Loan Agreement” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.

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“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Maintenance Covenant” means a covenant by a borrower that requires such borrower to comply with certain financial covenants during the period or as of a specified day in each reporting period, as the case may be, specified in the underlying Loan Agreement, regardless of any action taken by such borrower.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Change” has the meaning assigned to such term in Section 3.04(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Portfolio Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $10,000,000.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Portfolio Investment executed or effected on or after the date such Portfolio Investment was originated or acquired by the related Obligor which:

(a) reduces or forgives any or all of the principal amount due under such Portfolio Investment;

(b) delays or extends the maturity date for such Portfolio Investment; provided, that an extension of the term of a Loan Agreement that is not in default during the Availability Period shall not be considered a Material Modification;

(c) waives one or more cash interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Portfolio Investment, or reduces the cash spread (giving effect to any LIBOR floor) or cash coupon with respect to such Portfolio Investment to less than (i) 7.00% for a Fixed Rate Portfolio Investment, and (ii) LIBOR plus 3.00% for any Floating Rate Portfolio Investment;

(d) contractually or structurally subordinates such Portfolio Investment by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Underlying Borrower or the granting of Liens (other than any expressly permitted Liens, including “permitted liens” as defined in the applicable Loan Agreement for such Portfolio Investment or such comparable definition if “permitted liens” is not defined therein) on any of the collateral securing such Portfolio Investment; or

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(e) substitutes, alters or releases the collateral securing such Portfolio Investment and such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Portfolio Investment (other than releases for value with application of 100% of net proceeds in permanent reductions of amounts outstanding under the Portfolio Investment as may be permitted in the underlying Loan Agreement).

“Maximum Commitment Increase Amount” means an amount equal to the sum of (a) the aggregate Commitments of the Lenders as of the Effective Date plus (b) the product of (i) the aggregate Commitments of the Lenders as of the Effective Date times (ii) 50%.

“Maximum Rate” has the meaning assigned to such term in Section 9.15.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Minimum Ratings” means, with respect to any Portfolio Investment, a facility rating of (a) CCC by S&P or Caa2 by Moody’s (and if a facility rating is provided by both S&P and Moody’s and they are different, the lower facility rating shall be utilized) or (b) Caa2 by the application of RiskCalc.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries), or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(d)), an amount equal to (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees, costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (iii) the taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated taxes pursuant to this clause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition,

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the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and provided, further, that if the amount of any estimated taxes pursuant to this clause (iii) is less than the amount of taxes actually required to be paid in cash in respect of such Disposition, the shortfall shall be netted against subsequent Net Cash Proceeds received by the Borrower or any of its Subsidiaries (other than any Financing Subsidiaries) and (iv) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries (other than any Financing Subsidiary) (including, for the avoidance of doubt, cash received by the Borrower or any of its Subsidiaries (other than any Financing Subsidiaries) for the sale by the Borrower or such Subsidiary of any Equity Interest of a Financing Subsidiary but specifically excluding any sale of any Equity Interest by a Financing Subsidiary or cash received by a Financing Subsidiary in connection with the sale of any Equity Interest), or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(d)), an amount equal to (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) reasonable out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (2) any reasonable costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection therewith.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their Securities.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).

“Other Covered Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness; provided that “Other Covered Indebtedness” shall not include any Indebtedness secured by a Lien on Investments permitted under Section 6.02(e).

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by

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appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (after giving effect to any Permitted Policy Amendments), provided that such Indebtedness does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, excluding any such taxes, charges or similar levies resulting from an assignment by any Lender in accordance with Section 9.04 hereof (unless such assignment is made pursuant to Section 2.18(b)).

“Outstanding Principal Balance” means the principal balance of a Portfolio Investment, expressed exclusive of the portion of the outstanding principal balance of a Portfolio Investment, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Portfolio Investment, and any accrued interest.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“Payment Date” means the 20th day of March, June, September and December in each year, commencing on June 20, 2014 unless such 20th day is not a Business Day, in which case the following Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies or broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of

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business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business; (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder. For the avoidance of doubt, no Liens securing the facility of any Financing Subsidiary shall be a Permitted Lien hereunder.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that is either (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not material in the reasonable discretion of the Administrative Agent (for the avoidance of doubt, no change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies shall be deemed “material” if investment size proportionately increases as the size of the Borrower’s capital base changes).

“Permitted SBIC Guarantee” means a guarantee by one or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, provided that the recourse to such Obligor(s) thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in clause (q) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

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“Permitted Valuation Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Borrower Unquoted Investment Valuation Policy that is either (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not material in the reasonable discretion of the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Portfolio Investment” means a Portfolio Investment which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Portfolio Investment for some period of the time prior to such Portfolio Investment requiring the current cash payment of such previously capitalized interest.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means has the meaning set forth in Section 5.01(i).

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base and clause (p) of Article VII, Cash).

“Prime Rate” means the prime rate displayed in the Bloomberg Financial Markets System (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time); each change in the Prime Rate shall be effective from and including the date such change is displayed on the applicable page or service.

“Prohibited Assignees and Participants Side Letter” means that certain Side Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower or any of its Subsidiaries or their Securities.

“Quoted Investments” means Portfolio Investments (including Cash Equivalents) for which market quotations are readily available in the manner set forth under Section 5.12(b)(ii)(A), as determined by the Borrower in its commercially reasonable discretion; provided that a Portfolio Investment shall not constitute a Quoted Investment unless there are at least three bids from Approved Dealers (including in the case of an Approved Pricing Service, the inclusion of at least three bids) available at any time the Borrower is required to determine the Value of such Portfolio Investment in accordance with Section 5.12.

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“Rating Factor” means, for each Eligible Portfolio Investment, the Rating Factor assigned by the Borrower to such Eligible Portfolio Investment based upon a corresponding rating and estimated default frequency determined through using RiskCalc and the table set forth in Annex A. The Rating Factor will be assigned to an Eligible Portfolio Investment upon acquisition of such Portfolio Investment by the Borrower and must be refreshed on an annual basis thereafter. The Borrower has the option to provide such Rating Factor using a corresponding current public or private rating (shadow rating or credit estimate) for the related Underlying Borrower as issued or provided by either S&P or Moody’s (and if a facility rating is provided by both S&P and Moody’s and they are different, the lower facility rating shall be utilized). A RiskCalc Rating Factor shall only be used in the absence of a Rating Factor based upon an existing public rating, private rating, shadow rating or credit estimate and a Rating Factor obtained via a public rating, private rating, shadow rating or credit estimate shall take precedence over an existing Rating Factor obtained via RiskCalc. For purposes of determining the Rating Factor in accordance with Annex A, solely with respect to an Eligible Portfolio Investment with a “bond default rating” determined by RiskCalc, (i) an Eligible Portfolio Investment with a RiskCalc “bond default rating” of Baa3 or better will be deemed to have a “bond default rating” of Ba3, (ii) an Eligible Portfolio Investment with a RiskCalc “bond default rating” of Ba1 will be deemed to have a “bond default rating” of B1, (iii) an Eligible Portfolio Investment with a RiskCalc “bond default rating” of Ba2, Ba3 or B1 will be deemed to have a “bond default rating” of B2, and (iv) an Eligible Portfolio Investment with a RiskCalc “bond default rating” of B2 will be deemed to have a “bond default rating” of B3.

“Register” has the meaning set forth in Section 9.04.

“Registration Statement” means the Registration Statement filed by the Borrower with the Securities and Exchange Commission on May 24, 2013.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Available Funds” means the sum (without duplication) of (a) the aggregate undrawn capital commitments of the Borrower’s equity holders to the Borrower, plus (b) the aggregate amount available to be drawn under any committed facilities, including, for the avoidance of doubt, this Agreement, for which all applicable conditions to availability could be satisfied at such time.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Borrower or any Subsidiary in respect thereof shall constitute a Restricted Payment hereunder).

“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Investment (whether at stated maturity, by acceleration or otherwise), (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Investment, (c) any net cash amount received by any Obligor in respect of any Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Investment, (y) as a distribution of capital made on or in respect of such Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, expenses and taxes payable with respect thereto).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans, and its LC Exposure and Swingline Exposure, at such time.

“Revolving Percentage” means, as of any date of determination, the result, expressed as a percentage, of the Revolving Credit Exposure on such date divided by the aggregate outstanding Covered Debt Amount on such date.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“RiskCalc” means, for purposes of determining the rating to be utilized in establishing a Rating Factor for an Eligible Portfolio Investment and the applicable expected default frequency (“EDF”), application of Moody’s RiskCalc Plus Version 4.0 (or such other version of Moody’s RiskCalc consented to by the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned) in the Credit Cycle Adjustment (“CCA”) mode with static mapping to equivalent bond letter ratings; provided, however, that if at any time of determination a different Rating Factor is obtained utilizing the Financial Statement Only (“FSO”) mode, upon the Borrower’s request and the approval of the Administrative Agent in its sole discretion, the FSO mode may be substituted for the CCA mode with respect to determining such Rating Factor.

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“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority with jurisdiction over the Obligors.

“SBA” means the United States Small Business Administration.

“SBIC Equity Commitment” means a commitment by the Borrower to make one or more capital contributions to an SBIC Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee). Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“Scheduled Payment” means, with respect to a Portfolio Investment, each scheduled payment of principal or interest required to be made by an Underlying Borrower on the Portfolio Investment, as adjusted pursuant to the terms of the related Loan Agreement.

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of an Obligor (which may be Guaranteed by one or more Obligors) that (a) has no scheduled amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a)), (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Administrative Agent in its reasonable judgment and (c) is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of

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which have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders of such Secured Longer-Term Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement).

“Secured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of an Obligor that is secured by any assets of any Obligor and that does not constitute Secured Longer-Term Indebtedness, (b) any Indebtedness of an Obligor that is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders of such Secured Shorter-Term Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement) and (c) any Indebtedness that is designated as “Secured Shorter-Term Indebtedness” pursuant to Section 6.11(a).

“Security Documents” means, collectively, the Guarantee and Security Agreement, each Account Control Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

“SPE Subsidiary” means an SBIC Subsidiary or a direct or indirect Subsidiary of the Borrower with respect to which (other than pursuant to Standard Securitization Undertakings):

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor, (ii) is recourse to or obligates any Obligor in any way or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof or any Guarantee thereof,

(b) no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or other financial assets, and

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(c) no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Spread” means, with respect to any Floating Rate Portfolio Investment as of any date of determination, (i) to the extent that such Floating Rate Portfolio Investment determines the applicable interest rate thereunder based on the London Interbank Offered Rate without reference to a “LIBOR floor”, the specified cash interest percentage in excess of the London Interbank Offered Rate thereunder as of such date of determination, (ii) to the extent that such Floating Rate Portfolio Investment determines the applicable interest rate thereunder based on a “LIBOR floor”, the specified cash interest percentage in excess of the applicable LIBO Rate for the current Interest Period (as most recently determined in accordance herewith), or (iii) to the extent that such Floating Rate Portfolio Investment determines the applicable interest rate thereunder based on the prime rate or a rate other than the London Interbank Offered Rate or a “LIBOR floor”, the specified cash interest percentage in excess of the applicable LIBO Rate for the current Interest Period (as most recently determined in accordance herewith).

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations or securitization of financial assets.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include

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those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle, secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, and which entitle the holders thereof to receive payments that depend on the cash flow from such receivables or other financial assets, including collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Eligible Portfolio Investment and (b) be included in the Borrowing Base.

“Subscription Agreement” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that no Financing Subsidiary, Immaterial Subsidiary or Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) shall be a Subsidiary Guarantor.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure incurred under the Commitments and.

“Swingline Lender” means KeyBank, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity as provided in Section 2.04(d).

“Swingline Loan” means a Loan made pursuant to Section 2.04.

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“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Final Maturity Date, (ii) the date of the termination of the Commitments in full pursuant to Section 2.08(b), or (iii) the date on which the Commitments are terminated pursuant to Article VII.

“Testing Quarter” has the meaning assigned to such term in Section 5.12(b)(ii)(E)(x).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uncalled Capital Pledge” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Underlying Borrower” means, with respect to any Portfolio Investment, any Person obligated to make payments under the related Loan Agreement, including any guarantor thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” means any Portfolio Investment other than a Quoted Investment.

“Unsecured Longer-Term Indebtedness” means any Indebtedness of an Obligor (which may be Guaranteed by one or more other Obligors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a)), (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Administrative Agent in its reasonable judgment and (c) is not secured by any assets of any Obligor.

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“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of an Obligor that is not secured by any assets of any Obligor and that does not constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Value” has the meaning assigned to such term in Section 5.13.

“WARF Test” means, as of any date of determination, a test that is satisfied if WARF is not greater than 4000.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Portfolio Investments, the number of years following such date obtained by summing the products obtained for each of the Eligible Portfolio Investments, by multiplying: (a) the Average Life of each such Eligible Portfolio Investments as at such date of determination, by the Value of such Eligible Portfolio Investments, and dividing such sum by: (b) the aggregate Value of all Eligible Portfolio Investments.

“Weighted Average Life Test” means, as of any date of determination, that the Weighted Average Life of all Eligible Portfolio Investments is equal to or less than 7.0 years.

“Weighted Average Rating Factor” or “WARF” means, as of any date of determination, the number obtained by dividing (i) the sum of the products obtained for each of the Eligible Portfolio Investments, by multiplying (a) the Rating Factor of each such Eligible Portfolio Investment as at such date of determination, by (b) the Value of such Eligible Portfolio Investment, by (ii) the aggregate Value of all Eligible Portfolio Investments.

“Weighted Average Spread” means, as of any date of determination with respect to all Eligible Portfolio Investments, the Spread obtained by summing the products obtained for each of the Eligible Portfolio Investments that are Floating Rate Portfolio Investments, by multiplying: (a) the Spread of each such Eligible Portfolio Investments, by the maximum committed funding amount, and dividing such sum by: (b) the aggregate maximum committed funding amounts of all Eligible Portfolio Investments that are Floating Rate Portfolio Investments.

“Weighted Average Spread Test” means, as of any date of determination, a test that is satisfied if the Weighted Average Spread of all Eligible Portfolio Investments that are Floating Rate Portfolio Investments is equal to or greater than 3.50%.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan” or “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renews or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all leases that would be treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations hereunder regardless of any change to GAAP following the date hereof that would otherwise require such leases to be treated as Capital Lease Obligations. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement

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shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Syndicated Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the aggregate Revolving Credit Exposure of all of the Lenders exceeding the aggregate Commitments or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Each Loan shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. Each Eurocurrency Borrowing shall be in an aggregate amount of $500,000 or a larger multiple of $500,000, and each ABR Borrowing (whether Syndicated or Swingline) shall be in an aggregate amount of $500,000 or a larger multiple of $100,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Final Maturity Date.

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SECTION 2.03. Requests for Syndicated Borrowings.

(a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by delivery of a Borrowing Request (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month. If a Eurocurrency Borrowing is requested but no Interest Period is specified, the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month’s duration.

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the total Revolving Credit Exposures exceeding the aggregate Commitments or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

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(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing by delivery of a Borrowing Request not later than (i) 11:00 a.m., New York City time, on the day of such proposed Swingline Loan, in order to receive funds by 3:00 p.m., New York City time, on such day and (ii) otherwise 7:00 p.m., New York City time, in order to receive funds by 1:00 p.m., New York City time, on the following Business Day. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the account of the Borrower specified in the Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the Issuing Bank, as specified in the Borrowing Request) by (i) 3:00 p.m., New York City time, on the requested date of such Swingline Loan, in the case of a Borrowing Request delivered before 11:00 a.m., New York City time, on the day of such proposed Swingline Loan or (ii) 1:00 p.m., New York City time, on the following Business Day, in the case of a Borrowing Request delivered after 11:00 a.m., New York City time, on the day of such proposed Swingline Loan but prior to 7:00 p.m., New York City time, on such day.

(c) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans; provided that no Lender shall be required to purchase a participation in a Swingline Loan pursuant to this Section 2.04(c) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Swingline Loan was made and (y) the Required Lenders shall have so notified the Swingline Lender in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

Subject to the foregoing, each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph,

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and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Resignation and Replacement of Swingline Lender. The Swingline Lender may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such resignation and replacement of the Swingline Lender. In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.19(a), then the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Swingline Lender, effective at the close of business New York City time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). On or after the effective date of any such resignation, the Borrower and the Administrative Agent may, by written agreement, appoint a successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such appointment of a successor Swingline Lender. Upon the effectiveness of any resignation of the Swingline Lender, the Borrower shall repay in full all outstanding Swingline Loans together with all accrued interest thereon. From and after the effective date of the appointment of a successor Swingline Lender, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall have no obligation to make additional Swingline Loans.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Bank to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of its designee (provided the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to the Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Commitments up to the aggregate amount available to be drawn thereunder.

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(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $5,000,000, (ii) the total Revolving Credit Exposures shall not exceed the aggregate Commitments and (iii) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods. No Letter of Credit may be renewed following the earlier to occur of the Commitment Termination Date and the Termination Date, except to the extent that the relevant Letter of Credit is Cash Collateralized no later than five (5) Business Days prior to the Commitment Termination Date or Termination Date, as applicable, or supported by another letter of credit, in each case pursuant to arrangements reasonably satisfactory to the Issuing Bank and the Administrative Agent. Notwithstanding anything to the contrary in this clause (d), no Letter of Credit shall expire following the Final Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any

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amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments; provided that no Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.05(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Required Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Syndicated ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under

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any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s fraud, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

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(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(j) Resignation and/or Replacement of Issuing Bank. The Issuing Bank may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation and replacement of the Issuing Bank. Upon the effectiveness of any resignation of the Issuing Bank, the Borrower shall pay all unpaid fees accrued for account of the resigning Issuing Bank pursuant to Section 2.11(b). From and after the effective date of the appointment of a successor Issuing Bank, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the effective resignation of the Issuing Bank hereunder, the resigning Issuing Bank, as the case may be, shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If the Borrower shall be required to provide Cash Collateral for LC Exposure pursuant to Section 2.09(a), Section 2.10(c) or the last paragraph of Article VII, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent Cash denominated in Dollars in an amount equal to the amount required under Section 2.09(a), Section 2.10(c) or the last paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

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SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Syndicated ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Bank.

SECTION 2.07. Interest Elections.

(a) Elections by the Borrower for Syndicated Borrowings. Subject to Section 2.03(d), the Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery of an Interest Election Request (with a separate request for each Type of Loan requested) in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing.

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(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Syndicated Eurocurrency Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, any Eurocurrency Borrowing shall, at the end of the applicable Interest Period for such Eurocurrency Borrowing, be automatically converted to an ABR Borrowing.

SECTION 2.08. Termination, Reduction or Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $5,000,000 (or, if less, the entire remaining amount of the Commitments) or a larger multiple of $1,000,000 in excess thereof (or the entire amount of the Commitments) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments. Any such reduction of the Commitments below the principal amount of the Swingline Loans permitted under Section 2.04(a)(i) and the Letters of Credit permitted under Section 2.05(c)(i) shall result in a dollar-for-dollar reduction of such amounts as applicable.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

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(e) Increase of the Commitments.

(i) Requests for Increase by Borrower. The Borrower may, at any time, request that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), upon notice to the Administrative Agent (who shall promptly notify the Lenders), which notice shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders (or such lesser period as the Administrative Agent may reasonably agree)). Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Borrower shall provide notice to the Administrative Agent specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree);

(B) immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed the Maximum Commitment Increase Amount;

(C) each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned);

(D) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

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(ii) Effectiveness of Commitment Increase by Borrower. An Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) in full, (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their commitments as so increased.

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SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Loans on the Final Maturity Date; and

(ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the date that a Syndicated Borrowing is made and the last day of the calendar month that is at least ten Business Days after such Swingline Loan is made.

In addition, on the Commitment Termination Date, the Borrower shall deposit into the Letter of Credit Collateral Account Cash in Dollars in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Commitment Termination Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent in writing of such selection not later than the time set forth in Section 2.10(e) prior to the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note; in such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to

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such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.

(b) [Reserved].

(c) Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or provide Cash Collateral for Letters of Credit as contemplated by Section 2.05(k)) or reduce Other Covered Indebtedness in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that, if the Borrower (x) chooses, by written notice to the Administrative Agent within such five (5) Business Day period, to make such repayment by means of a Capital Call (which notice shall include a certification by a Financial Officer that the uncalled capital commitments of the Borrower at such time, excluding uncalled capital commitments of Defaulted Investors, exceed the amount of such Borrowing Base Deficiency), the Borrower shall have thirty (30) Business Days to cure the Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such written notice to the Administrative Agent) and (y) makes the Capital Call to its Investors (as defined in the Guarantee and Security Agreement) within ten (10) Business Days of the date of notice to the Administrative Agent (and provides the Administrative Agent with written evidence of the Capital Call notice within two (2) Business Days of such notice being sent); and provided further that (i) the aggregate amount of such prepayment of Loans (and Cash Collateral for Letters of Credit) shall be at least equal to the Revolving Percentage times the aggregate prepayment of the Covered Debt Amount, and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Lenders with a reasonably feasible plan (other than the use of a Capital Call as described above) acceptable to the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

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(d) Mandatory Prepayments During Amortization Period. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Final Maturity Date:

(i) Asset Disposition. If the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) Disposes of any property which results in the receipt by such Person of Net Cash Proceeds in excess of $2,000,000 in the aggregate since the Commitment Termination Date, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds no later than the fifth Business Day following the receipt of such excess Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(ii) Equity Issuance. Upon the sale or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any of its Equity Interests (other than any sales or issuances of Equity Interests to the Borrower or any Subsidiary Guarantor, the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)); provided that, with respect to any such sale or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any of its Equity Interests, the 75% of Net Cash Proceeds from such sale or issuance which are required to be prepaid pursuant to this clause (ii) may be reduced (but not below an amount equal to 50% of such Net Cash Proceeds) to the extent that such portion of such Net Cash Proceeds are or will be applied to the acquisition of Portfolio Investments which shall be included in the Borrowing Base.

(iii) Indebtedness. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iv) Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $5,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any of its Subsidiaries (other than a Financing Subsidiary), and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(d), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such excess Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(v) Return of Capital. If any Obligor shall receive any Return of Capital, the Borrower shall prepay an aggregate principal amount of Loans equal to 90% of such Return of Capital (excluding amounts, if any, payable by the Borrower pursuant to Section 2.15) no later than the fifth Business Day following the receipt of such Return of Capital (such prepayments to be applied as set forth in Section 2.09(b)).

Notwithstanding the foregoing, Net Cash Proceeds and Returns of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(d) shall (A) be applied in accordance with the Guarantee and Security Agreement, (B) exclude the amount necessary for

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the Borrower to make all required distributions (which shall be no less than the amount estimated in good faith by Borrower under Section 6.05(b) herein) to maintain the status of a RIC under the Code and a “business development company” under the Investment Company Act for so long as the Borrower retains such status, (C) exclude amounts described above in clauses (i) through (v) with respect to a Foreign Subsidiary if the application of such amounts to the repayment of the Loans would create a liability for the Borrower or such Foreign Subsidiary under Section 956 of the Code and (D) if the Loans to be prepaid are Eurocurrency Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds, no later than the fifth Business Day following the receipt of such Net Cash Proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Interest Period; provided, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.

(e) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing (including by telecopy or electronic communication) of any prepayment hereunder by delivery of a prepayment notice substantially in the form of Exhibit E hereto (i) in the case of prepayment of a Eurocurrency Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment, or (iv) in the case of any prepayment pursuant to Section 2.10(d), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if (i) a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) any notice given in connection with Section 2.10(d) may be conditioned on the consummation of the applicable transaction contemplated by such Section and the receipt by the Borrower or any such Subsidiary (other than a Financing Subsidiary) of Net Cash Proceeds. Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02 or in the case of a Swingline Loan, as provided in Section 2.04, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).

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SECTION 2.11. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.375% on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable on each Payment Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Syndicated Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during each Interest Period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during each Interest Period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued for each Interest Period shall be payable on the following Payment Date; provided that all such fees with respect to the Letters of Credit shall be payable on the Termination Date and the Borrower shall pay any such fees that have accrued and that are unpaid on the Termination Date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the Termination Date, the Borrower shall prepay on the Termination Date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the Termination Date through but not including the date such outstanding Letters of Credit are scheduled to expire (and, in that connection, the Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the sum of the amount of such fees that ultimately accrue through the date of such expiration or termination and the aggregate amount of all other unpaid obligations hereunder at such time). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the Administrative Agent Fee on the Closing Date and on each anniversary thereof.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.

SECTION 2.12. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest for each day outstanding at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Margin.

(b) Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum for each day outstanding equal to the Adjusted LIBO Rate for the related Interest Period in which such day falls plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing and the Required Lenders have elected to increase pricing, the interest rates applicable to Loans and any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any Letter of Credit, 2% plus the fee otherwise applicable to such Letter of Credit as provided in Section 2.11(b)(i), or (iii) in the case of any fee or other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in Dollars; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

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(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as a Syndicated ABR Borrowing.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender and the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held

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by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on an Interest Payment Date therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.10(e) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and reasonable expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over

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(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the Eurocurrency market at the commencement of such period.

Payment under this Section shall be made upon request of a Lender delivered following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for and, within 10 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a

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Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.16(d) below. The applicable Lender shall indemnify the applicable Borrower, and shall make payment in respect thereof, within ten (10) days after demand therefor, for any amount which such Borrower is required to pay to the Administrative Agent pursuant to the immediately preceding sentence.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only if and to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Tax Documentation. (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” (as defined under Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent (and such additional copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender become a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of Internal Revenue Service Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(w) duly completed and executed copies of Internal Revenue Service Form W-8BEN or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(x) duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(y) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) duly completed and executed copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that the Foreign Lender is not a United States Person, or

(z) any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

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(iii) In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender; provided it is legally able to do so at the time. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(g) Documentation Required by FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such document prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If the Administrative Agent, any Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, any Lender or an Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, any Lender or an Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or an Issuing Bank in the event the Administrative Agent, any Lender or an Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the Administrative Agent, any Lender or an Issuing Bank be required to pay any amount to Borrower pursuant to this clause (h), the payment of which would place such Person in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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SECTION 2.17. Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the account designated by the Administrative Agent in a notice to the Borrower and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and (iv) each payment of interest on Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

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(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans, or participations in LC Disbursements or Swingline Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans, and participations in LC Disbursements and Swingline Loans, and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans, and participations in LC Disbursements and Swingline Loans, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(a) or (b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender or is a Non-Consenting Lender (as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in the manner described in Section 2.09(a); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in the manner described in Section 2.09(a); sixth to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline

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Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of any LC Disbursement for which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations in respect of any LC Disbursement that is owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations in respect of any LC Disbursement that is owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) and (b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(d).

(B) With respect to any Section 2.11(b) fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment), but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure (which exposure shall be deemed equal to the applicable Defaulting Lender’s Applicable Percentage of the total outstanding Swingline Exposure (other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof)) and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.19(d) or (z) make other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such former Defaulting Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), and if Cash Collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return or release such Cash Collateral to the Borrower and the Defaulting Lender has reimbursed the Borrower for all fees and expenses paid by the Borrower to establish the applicable Cash Collateral account, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

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(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than any Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank. The Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligor or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Obligor.

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SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore delivered to the Administrative Agent the audited consolidated balance sheet of the Borrower and its Subsidiaries as of and for the year ended December 31, 2012, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such period in accordance with GAAP.

(b) No Material Adverse Change. Since December 31, 2013, there has not been any event, development or circumstance (herein, a “Material Adverse Change”) that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities or financial condition of the Borrower and its Subsidiaries (other than any Financing Subsidiary) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Portfolio Investments of the Borrower or any of its Subsidiaries), or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.05. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of other Obligor is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that the Borrower in good faith believed to be reasonable at the time of preparation thereof.

SECTION 3.10. Investment Company Act; Margin Regulations.

(a) Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b) Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries.

(c) Investment Policies. The Borrower is in compliance in all respects with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(d) Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

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SECTION 3.11. Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule 3.11 is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Part A of Schedule 3.11.

(b) Liens. Part B of Schedule 3.11 is a complete and correct list, as of the date hereof, of each Lien securing Indebtedness of any Person outstanding on the date hereof covering any property of the Borrower or any of the Subsidiary Guarantors, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 3.11.

SECTION 3.12. Subsidiaries and Investments.

(a) Subsidiaries. Set forth on Schedule 3.12(a) is a list of the Borrower’s Subsidiaries as of the date hereof.

(b) Investments. Set forth on Schedule 3.12(b) is a complete and correct list, as of the date hereof, of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 6.04) held by the Borrower or any of the Subsidiary Guarantors in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 3.11, each of the Borrower and any of the Subsidiary Guarantors owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents and Permitted Liens), all such Investments.

SECTION 3.13. Properties.

(a) Title Generally. Each of the Borrower and the Subsidiary Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries (other than any Financing Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries (other than any Financing Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14. Affiliate Agreements. As of the date hereof, the Borrower has heretofore delivered to the Administrative Agent (to the extent not otherwise publicly filed with the Securities and Exchange Commission) true and complete copies of each of the Affiliate Agreements (including and schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of hereof, each of the Affiliate Agreements is in full force and effect.

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SECTION 3.15. OFAC.

(a) Each of the Borrower and its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is in compliance with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

(b) Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order or (iv) is located in any country or territory to the extent that such country or territory itself, or such country’s or territory’s government, is the subject of any Sanction.

(c) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or, to the Borrower’s knowledge, any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 3.16. Patriot Act. Each of the Borrower and its Subsidiaries is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

SECTION 3.17. Foreign Corrupt Practices Act. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended and the Borrower and each Subsidiary has policies, procedures and internal controls reasonably designed to ensure compliance with the United States Foreign Corrupt Practices Act of 1977, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any of its Subsidiaries, or to the actual knowledge of any Obligor, by any other Person, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.18. Collateral Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Lenders a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Borrower and each Subsidiary Guarantor in the Collateral described therein to secure the Secured Obligations except for any failure to make any filing that would not

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constitute an Event of Default under Section 8.01(o). Except for filings completed prior to the Effective Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens except for any failure to make any filing that would not constitute an Event of Default under Section 8.01(o).

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(i) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii) Opinions of Counsel to the Borrower and Subsidiary Guarantors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (A) Latham & Watkins LLP, New York counsel for the Borrower and the Subsidiary Guarantors and (B) Venable LLP, Maryland counsel for the Borrower, in each case, in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(iii) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(iv) Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, the Chief Executive Officer, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(v) Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

(vi) Control Agreement. A Control Agreement, duly executed and delivered by the Borrower, the Administrative Agent and State Street Bank and Trust Company.

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(b) Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Borrower and the Subsidiary Guarantors, confirming that each financing statement in respect of the Liens in favor of the Collateral Agent created pursuant to the Security Documents upon filing on the date hereof will be prior to all other financing statements or other interests reflected therein (other than any financing statement or interest in respect of liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent and revealing no liens on any of the assets of the Borrower or the Subsidiary Guarantors except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent). All UCC financing statements and similar documents required to be filed in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the Uniform Commercial Code) shall have been properly filed in each jurisdiction required (or arrangements for such filings acceptable to the Collateral Agent shall have been made).

(c) Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and all Subsidiary Guarantors in connection with the Transactions and any transaction being financed with the proceeds of the Loans, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(d) Fees and Expenses. The Borrower shall have paid in full to the Administrative Agent all documented fees and expenses related to this Agreement owing on the Effective Date that the Borrower has agreed to pay in connection with this Agreement.

(e) Patriot Act. The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(f) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender may reasonably request in form and substance reasonably satisfactory to the Administrative Agent.

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SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(c) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that (i) the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Investments or payment of outstanding Loans or Other Covered Indebtedness; and (ii) immediately after giving effect to such extension of credit, each Collateral Quality Test shall be satisfied or maintained or improved.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and statement of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

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(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and statement of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04 and 6.07 and (iii) stating whether any material change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available and in any event not later than 20 days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, (i) a Borrowing Base Certificate as at the last day of such accounting period and (ii) a Collateral Report as at the last day of such accounting period setting forth (A) a list of all Portfolio Investments, (B) reasonably detailed calculations of each Collateral Quality Test and the Borrowing Base (including the portfolio limitations set forth in clauses (a) through (g) of Section 5.13), and the Borrowing Base Equity Test and (C) a list of all Portfolio Investments that have become Charged-Off Assets or subject to a Material Modification during such accounting period;

(e) promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f) promptly upon receipt thereof copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower;

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(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of the Subsidiary Guarantors with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h) [Reserved];

(i) within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (iii) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;

(j) within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the aggregate amount of all capitalized paid-in-kind interest for such Portfolio Investment during the most recently ended fiscal quarter and (ii) the aggregate amount of all paid-in-kind interest collected during the most recently ended fiscal quarter;

(k) within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the amortized cost of each Portfolio Investment as of the end of such fiscal quarter, (ii) the fair market value of each Portfolio Investment as of the end of such fiscal quarter, and (iii) the unrealized gains or losses as of the end of such fiscal quarter;

(l) within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment the change in unrealized gains and losses for such quarter. Such schedule will report the change in unrealized gains and losses by Portfolio Investment by showing the unrealized gain or loss for each Portfolio Investment as of the last day of the preceding fiscal quarter compared to the unrealized gain or loss for such Portfolio Investment as of the last day of the most recently ended fiscal quarter; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

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(n) The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted by the Administrative Agent on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their Securities (as such term is defined in Section 5.13 of this Agreement).

(o) Notwithstanding anything to the contrary herein, the requirements to deliver documents set forth in Section 5.01(a), (b) and (g) will be fulfilled by filing by the Borrower of the applicable documents for public availability on the SEC’s Electronic Data Gathering and Retrieval system; provided, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence: Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

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SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including income tax and other material tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that the Borrower or such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records. The Borrower will deliver to the Administrative Agent as of the last Business Day of February each year at the expense of the Borrower, an annual agreed upon procedures report regarding matters to be mutually agreed upon between the Borrower and the Administrative Agent, provided by an independent audit firm reasonably acceptable to the Administrative Agent.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

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SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. In the event that the Borrower or any of the Subsidiary Guarantors shall form or acquire any new Subsidiary (other than a Financing Subsidiary, a Foreign Subsidiary, an Immaterial Subsidiary or a Subsidiary of a Foreign Subsidiary) the Borrower will cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested.

(b) Ownership of Subsidiaries. Unless otherwise agreed in writing by the Required Lenders (not to be unreasonably withheld, conditioned or delayed), the Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.

(c) Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent: (i) to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that in the case of any Collateral consisting of voting stock of any Foreign Subsidiary or controlled foreign corporation, such security interest shall be limited to 65% of the issued and outstanding voting stock of such entity, (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each bank account or securities account of the Obligors (other than, for the avoidance of doubt, any thereof maintained by any Obligor in its capacity as a servicer for a Financing Subsidiary and other than (i) any payroll account, (ii) withholding tax and fiduciary accounts, and (iii) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (iii), does not at any time exceed $100,000), and in that connection, the Borrower agrees to cause all cash and other proceeds of Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent), (iii) in the case of any Portfolio Investment consisting of a Bank Loan (as defined in Section 5.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) to cause such Financing Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) to ensure that all amounts owing to such Obligor or Financing Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Obligor and such Financing Subsidiary, (iv) in the event that any Obligor is acting as an

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agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (v) to cause the Loan Agreement, the other principal transaction documents and all executed amendments thereto, consents, forbearances and other modifications and assignment agreements relating to any Portfolio Investment and any other documents relating to any Portfolio Investment, in each case, requested by the Collateral Agent, in each case, to be delivered (electronically or other means mutually agreed to by the Collateral Agent and the Borrower) to the Collateral Agent, the Custodian or another custodian specified by the Collateral Agent within 30 days of such request.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower in the ordinary course of business, including in connection with the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law (including without limitation any of the laws referenced in Section 3.15, 3.16 or 3.17) or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower.

SECTION 5.10. Status of RIC and BDC. The Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

SECTION 5.11. Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in its Investment Policies.

SECTION 5.12. Portfolio Valuation and Diversification Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), to create up to three additional industry classification groups for purposes of this Agreement.

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(b) Portfolio Valuation Etc.

(i) Settlement Date Basis. For purposes of this Agreement, (A) all initial valuations of investments shall be on a trade date basis and (B) all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii) Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:

(A) Quoted Investments - External Review. With respect to Quoted Investments, the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w) in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,

(x) in the case of bank loans, the bid price as determined by one Approved Dealer selected by the Borrower,

(y) in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z) in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service.

The Borrower may elect to treat and value a Portfolio Investment as an Unquoted Investment provided such treatment does not result in the Value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii)(B) exceeding the Value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii)(A) by more than five percent.

(B) Unquoted Investments- External Review. With respect to Unquoted Investments, the Borrower shall use a standardized template designed to approximate fair market values based on observable market inputs, updated credit statistics and unobservable inputs to determine a preliminary value. Preliminary valuation conclusions will be documented and reviewed by a valuation committee of the Borrower comprised of senior management members. The Board of Directors of the Borrower will engage one or more third party valuation firms to provide positive assurance on portions of the Unquoted

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Investment portfolio each quarter (such that each Unquoted Investment is reviewed at least once annually). The Audit Committee of the Board of Directors will review the third party assessments and provide the Board of Directors with any valuation change recommendations. The Board of Directors will discuss any valuation change recommendation with the External Manager and third party valuation firms to determine the final fair market valuation (collectively, the procedures described in this clause (B), the “Borrower Unquoted Investment Valuation Policy”). The Borrower Unquoted Investment Valuation Policy, and as a result the review process of Unquoted Investments set forth in this clause (B), may be modified pursuant to a Permitted Valuation Policy Amendment as set forth herein.

(C) Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar week which shall take into account any events of which the Borrower has knowledge that materially and adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) or (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof.

(D) Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A), (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.

(E) Testing of Values.

(x) For the second calendar month immediately following the end of each fiscal quarter (the last such fiscal quarter is referred to herein as, the “Testing Quarter”), the Administrative Agent shall cause an Approved Third-Party Appraiser selected by the Administrative Agent to value such number of Unquoted Investments (selected by the Administrative Agent) that collectively have an aggregate Value approximately equal to the Calculation Amount. If there is a difference between the Borrower’s valuation and the Approved Third-Party Appraiser’s valuation of any Unquoted Investment, the Value of such Unquoted Investment for Borrowing Base purposes shall be established as set forth in sub-clause (F) below.

(y) For the avoidance of doubt, the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent would not be as of, or delivered at, the end of any fiscal quarter. Any such valuation would be as of the end of the second month immediately following any fiscal quarter (the “Administrative Agent Appraisal Testing Month”) and would be reflected in the Borrowing Base Certificate for such month

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(provided that such Approved Third-Party Appraiser delivers such valuation at least seven (7) Business Days before the 20th day after the end of the applicable monthly accounting period and, if such valuation is delivered after such time, it shall be included in the Borrowing Base Certificate for the following monthly period and applied to the then applicable balance of the related Portfolio Investment). For illustrative purposes, if the given fiscal quarter is the fourth quarter ending on December 31, 2014, then (A) the Administrative Agent would initiate the testing of Values (using the December 31, 2014 Calculation Values for purposes of determining the scope of the testing under clauses (E)(x) during the month of February with the anticipation of receiving the valuations from the applicable Approved Third-Party Appraiser(s) on or after February 28, 2014 and (B)(xx) if such valuations were received before the 7th Business Day before March 20, 2014, such valuations would be included in the March 20, 2014 Borrowing Base Certificate covering the month of February, or (yy) if such valuations were received after such time, they would be included in the April 20, 2014 Borrowing Base Certificate for the month of March.

For the avoidance of doubt, all calculations of value pursuant to this Section 5.12(b)(ii)(E) shall be determined without application of the Advance Rates.

For the avoidance of doubt, any values determined by the Independent Valuation Provider pursuant to this Section 5.12(b)(iii) or Section 5.12(b)(iv) shall be used solely for purposes of determining the “Value” of a Portfolio Investment under this Agreement and shall not be deemed to be the fair value of such asset as required under ASC 820 and the Investment Company Act.

(F) Valuation Dispute Resolution. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right in its reasonable discretion to request any Unquoted Investment included in the Borrowing Base be independently valued by an Approved Third-Party Appraiser selected by the Administrative Agent in its reasonable discretion. There shall be no limit on the number of such appraisals requested by the Administrative Agent and the costs of any such valuation shall be at the expense of the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent pursuant to Section 5.12(b)(ii)(E) or (F) is (1) less than 5% of the value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent and (3) greater than 20% of the value thereof, then the Borrower and the Administrative Agent shall select an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the Administrative Agent’s Approved Third-Party Appraiser’s valuation to be used until the third valuation is obtained).

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(G) The Value of any Portfolio Investment for which the Approved Third-Party Appraiser’s value is used shall be the midpoint of the range (if any) determined by the Approved Third-Party Appraiser. The Approved Third-Party Appraiser shall apply a recognized valuation methodology that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by the Obligors.

(H) For the avoidance of doubt, the Value of any Portfolio Investment determined in accordance with this Section 5.12 (including in accordance with Section 5.12(b)(ii)(D)) shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(I) In addition, the Values determined by the Approved Third-Party Appraiser shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(c) RIC Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification requirements set forth in the Code applicable to RIC’s, to the extent applicable.

SECTION 5.13. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates multiplied by the Value of each Eligible Portfolio Investment (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.05(k) or the last paragraph of Section 2.09(a)); provided that the following concentration limits shall be applied to the Borrowing Base calculation (without duplication and in the order applied by the Borrower or the Collateral Manager in its discretion):

(a) the Advance Rate applicable to that portion of the Aggregate Portfolio Value in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”), that exceeds $5,000,000 shall be 0% of the Advance Rate otherwise applicable; provided that (i) with respect to the Eligible Portfolio Investments in a single Consolidated Group with the largest Value of all Eligible Portfolio Investments in all Consolidated Groups, the Advance Rate applicable to that portion of the Value of such Eligible Portfolio Investments that exceeds $7,000,000 shall be 0% of the Advance Rate otherwise applicable, (ii) with respect to the Eligible Portfolio Investments in a single Consolidated Group with the second largest Value of all Eligible Portfolio Investments in all Consolidated Groups, the Advance Rate applicable to that portion of the Value of such Eligible Portfolio Investments that exceeds $6,500,000 shall be 0% of the Advance Rate otherwise applicable and (iii) with respect to the Eligible Portfolio Investments in a single Consolidated Group with the third largest Value of all Eligible Portfolio Investments in all Consolidated Groups, the Advance Rate applicable to that portion of the Value of such Eligible Portfolio Investments that exceeds $6,000,000 shall be 0% of the Advance Rate otherwise applicable;

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(b) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Fixed Rate Portfolio Investments (excluding that portion of the Fixed Rate Portfolio Investments subject to a Hedging Agreement) shall not exceed 10%;

(c) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments that provide for Scheduled Payments of interest less frequently than on a quarterly basis shall not exceed 20%;

(d) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to the Eligible Portfolio Investments in any single Industry Classification Group shall not exceed 20%; provided that, with respect to the Eligible Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent such 20% figure shall be increased to 30%;

(e) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments invested outside the United States, Canada, the United Kingdom, Australia, Germany, France, Belgium, the Netherlands, Luxembourg, Switzerland, Denmark, Finland, Norway and Sweden shall not exceed 5% without the consent of the Administrative Agent;

(f) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments other than First Lien Bank Loans shall not exceed 60%;

(g) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments constituting First Lien or Second Lien High Yield Securities and Second Out Loans shall not exceed 20%;

(h) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, (i) the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments with a rating equal to (A) CCC+ by S&P or Caa1 by Moody’s or (B) CCC by S&P or Caa2 by Moody’s shall not exceed 30% and (ii) the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments with a rating less than CCC by S&P and Caa2 by Moody’s shall not exceed 0%;

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(i) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments constituting revolving loans (such calculation to include the entire commitment (whether draw or undrawn thereunder)) shall not exceed 25%;

(j) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments constituting DIP Portfolio Investments or Current Pay Portfolio Investments shall not exceed 25%;

(k) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Eligible Portfolio Investments acquired by the applicable Obligor pursuant to a participation shall not exceed 5%;

(l) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to PIK Portfolio Investments shall not exceed 10%; and

(m) at any time following the earlier of (x) the date that is six months following the Effective Date and (y) the date the Uncalled Capital Pledge is released from the Collateral, the portion of the Aggregate Portfolio Value attributable to Covenant Lite Loans shall not exceed 40%.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to (i) adjustment as provided in Section 5.13(a) and (ii) a weighted average Advance Rate not to exceed 65%, the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	N/A
Long-Term U.S. Government Securities	95%	N/A
Performing First Lien Bank Loans	75%	65%
Performing Covenant Lite Loans	70%	60%
Performing Second Out Loans	65%	55%
Performing First Lien Cash Pay High Yield Securities	65%	55%
Performing Second Lien Bank Loans	45%	45%
Performing Second Lien Cash Pay High Yield Securities	45%	45%

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“Bank Loans” means debt obligations (including term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a loan or credit facility (whether or not syndicated).

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Section 1.01 of the Credit Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of the Credit Agreement.

“Cash Pay High Yield Securities” means High Yield Securities as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash.

“Covenant Lite Loan” means a First Lien Bank Loan with respect to which the underlying instruments do not include any financial covenants or has no financial covenants with which compliance is determined on an ongoing maintenance basis; provided, that for all purposes hereunder, such a First Lien Bank Loan which either contains a cross-default provision to, or is pari passu with, another loan of the underlying obligor that requires the underlying obligor to comply with either a financial covenant or a Maintenance Covenant (provided that, for purposes of this proviso, compliance with such financial covenant or Maintenance Covenant shall be required whether or not such other loan is funded) shall be deemed not to be a Covenant Lite Loan.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to Liens for “ABL” revolvers and customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“First Lien High Yield Securities” means High Yield Securities that are entitled to the benefit of a first lien and first priority perfected security interest (subject to Liens for “ABL” revolvers and customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents or Bank Loans.

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“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Performing” means the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof after the expiration of any applicable grace period.

“Performing First Lien Cash Pay High Yield Securities” means Cash Pay First Lien High Yield Securities which are Performing.

“Performing Second Lien Cash Pay High Yield Securities” means Cash Pay Second Lien High Yield Securities which are Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest (subject to customary encumbrances) on specified assets of the respective borrower and guarantors obligated in respect thereof.

“Second Lien High Yield Securities” means High Yield Securities that are entitled to the benefit of a second lien and second priority perfected security interest (subject to customary encumbrances) on specified assets of the respective borrower and guarantors obligated in respect thereof.

“Second Out Loan” means a Bank Loan that is a First Lien Bank Loan, a portion of which is, in effect, subject to super-priority rights of other lenders following an event of default (such portion, a “second out” portion). An Obligor’s investment in the second out portion shall be treated as a Second Out Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under the Loan Documents.

“Securities” means notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.

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“Value” means, with respect to any Eligible Portfolio Investment, the lowest of:

(i) the Outstanding Principal Balance of such Eligible Portfolio Investment,

(ii) the most recent internal market value as determined pursuant to Section 5.12(b)(ii)(C) and

(iii) the most recent external market value as determined pursuant to Section 5.12(b)(ii)(A) and (B).

SECTION 5.14. Available Collections.

(a) The Borrower shall promptly identify any Available Collections received and shall transfer, or cause to be transferred, all Available Collections received directly by it to a Collection Account by the close of business two Business Days after such Available Collections are received.

(b) The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Portfolio Investments hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into a Collection Account within two Business Days after receipt as required herein.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. Subject to the last sentence of this Section 6.01, the Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount of such Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b), and (iii) prior to and immediately after giving effect to the incurrence of any Secured Longer-Term Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect;

(c) Other Permitted Indebtedness;

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(d) Guarantees of Indebtedness otherwise permitted hereunder or any other Loan Document;

(e) Indebtedness of any Obligor owing to any other Obligor or, if such Indebtedness is subject to subordination terms and conditions that are satisfactory to the Administrative Agent, any other Subsidiary of the Borrower;

(f) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(g) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(h) Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed the greater of (A) $10,000,000 and (B) 5% of Shareholders’ Equity, (iii) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Sections 6.07(b), and (iv) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect;

(i) obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(j) Permitted SBIC Guarantees; and

(k) other Indebtedness not to exceed $2,000,000 at any time.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a) any Lien on any property or asset of the Borrower existing on the date hereof and set forth in Part B of Schedule 3.11; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of the Subsidiary Guarantors, and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to this Agreement (including Section 2.19) or any of the Security Documents (including Liens in favor of the Designated Indebtedness Holders (as defined in the Guarantee and Security Agreement));

(c) Liens on an Obligor’s direct ownership interests in any Financing Subsidiary in connection with Standard Securitization Undertakings;

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(d) Liens on Special Equity Interests included in the Investments of the Obligors but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(e) Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding (which may cover Investments, but only to the extent released from the Lien in favor of the Collateral Agent pursuant to Section 10.03 of the Guarantee and Security Agreement), so long as at the time of incurrence of such Indebtedness or other obligations, the aggregate amount of Indebtedness permitted under clauses (a), (b) and (h) of Section 6.01, does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Section 6.07(b);

(f) Permitted Liens;

(g) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA;

(h) Liens securing Hedging Agreements permitted under Section 6.04(c) and not otherwise permitted under clause (b) above in an aggregate amount not to exceed $5,000,000 at any time; and

(i) Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities.

SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets (other than Portfolio Investments) sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) below, Portfolio Investments.

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

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(b) any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c) the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(d) the Obligors may sell, transfer or otherwise dispose of Investments (other than to a Financing Subsidiary) so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base;

(e) the Obligors may sell, transfer or otherwise dispose of Investments to a Financing Subsidiary so long as (i) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base (as confirmed by the Borrower on a quarterly basis) and (ii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such release is not diminished as a result of such release or (y) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount;

(f) the Borrower may merge or consolidate with any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing; and

(g) the Borrower or the other Obligors may dissolve or liquidate any Immaterial Subsidiary;

(h) the Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $5,000,000 in any fiscal year.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts with banks;

(b) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c) Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and not for speculative purposes;

(d) Investments by the Borrower and its Subsidiaries to the extent such Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies as in effect as of the date such Investments are acquired; provided that, if such

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Investment is not included in the Collateral, then (i) after giving effect to such Investment (and any concurrent acquisitions of Investments in the Collateral or payment of outstanding Loans), the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(e) Investments in Financing Subsidiaries so long as, (i) immediately after giving effect to such Investment (and any concurrent acquisitions of Investments or payment of outstanding Loans), either (x) any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount and (ii) the sum of (x) all Investments under this clause (e) that occur after the Commitment Termination Date and (y) all Investments under clause (f) below that occur after the Commitment Termination Date, shall not exceed $10,000,000 in the aggregate;

(f) additional Investments up to but not exceeding $5,000,000 in the aggregate;

(g) Investments in Cash and Cash Equivalents;

(h) Investments described on Schedule 3.12(b); and

(i) Investments in the form of Guarantees permitted pursuant to Section 6.01.

For purposes of clause (f) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (calculated at the time such Investment is made); provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been distributed or otherwise paid out.

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a) dividends with respect to the capital stock of the Borrower payable solely in additional shares of the Borrower’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower in amounts not to exceed the amount that is determined in good faith by the Borrower to be required to (i) maintain the status of the Borrower as a RIC, and (ii) avoid income taxes or federal excise taxes for such taxable year imposed by Section 4982 of the Code;

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(c) dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing or would result therefrom; and

(ii) the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the date hereof under this clause (c) shall not exceed the difference of (x) an amount equal to 10% of the taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year.

(d) other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default shall have occurred and be continuing or would result therefrom and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d); provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this sub-clause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

Nothing herein shall be deemed to prohibit the direct or indirect payment of Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary Guarantor.

SECTION 6.06. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property to the Borrower by any Subsidiary; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Subsidiary in any manner from

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performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.

SECTION 6.07. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than $34,000,000 plus 25% of the net proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date (including, without limitation, any drawings on the capital commitments of its equity holders after the Effective Date) (other than proceeds of sales of Equity Interests by and among the Borrower and its Subsidiaries).

(b) Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio at the last day of any fiscal quarter of the Borrower to be less than 2.00 to 1 at any time.

(c) Liquidity Test. The Borrower will not permit (a) the sum of (i) the aggregate Value of the Portfolio Investments that are Cash (excluding Cash Collateral for outstanding Letters of Credit) or that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price, plus (ii) the aggregate amount of Relevant Available Funds that can be converted to Cash in fewer than 10 Business Days, to be less than (b) 10% of the Covered Debt Amount, for more than 30 consecutive Business Days during any period when the Adjusted Covered Debt Balance is greater than 85% of the Adjusted Borrowing Base.

(d) Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio to be less than (i) 1.00 to 1 at the end of any fiscal quarter of the Borrower and (ii) 1.25 to 1 at the end of any two consecutive fiscal quarters of the Borrower.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary (other than a SBIC Subsidiary) than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the transactions provided in the Affiliate Agreements, (e) transactions described on Schedule 6.08, (f) any Investment that results in the creation of an Affiliate or (g) transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of an Obligor at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties.

SECTION 6.09. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies. The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify (x) the Investment Policies (other than a Permitted Policy Amendment) or (y) the Borrower Unquoted Investment Policy (other than a Permitted Valuation Policy Amendment).

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SECTION 6.10. No Further Negative Pledge. The Borrower will not, and will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and documents with respect to Indebtedness permitted under Section 6.01(b) or (h); (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to the Designated Indebtedness Obligations or Designated Indebtedness Holders under (and, in each case, as defined in) the Security Documents) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any such agreement that imposes restrictions on investments or other interests in Financing Subsidiaries (but no other assets of any Obligor); and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

SECTION 6.11. Modifications of Longer-Term Indebtedness Documents. The Borrower will not consent to any modification, supplement or waiver of:

(a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Secured Longer-Term Secured Indebtedness” and “Unsecured Longer-Term Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless in the case of Secured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Secured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Secured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Secured Shorter-Term Indebtedness” for all purposes of this Agreement); or

(b) any of the Affiliate Agreements, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

SECTION 6.12. Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any

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Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than the refinancing of Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness with Indebtedness permitted under Section 6.01), except for (a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness, (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest” within the meaning of this clause (a)); (b) payments and prepayments thereof required to comply with requirements of Section 2.10(c), (c) so long as no Default shall exist or be continuing, any payment that, if treated as a Restricted Payment for purposes of Section 6.05(d), would be permitted to be made pursuant to the provisions set forth in Section 6.05(d); and (d) voluntary payments or prepayments of Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness, so long as both before and after giving effect to such voluntary payment or prepayment (i) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.07, (ii) if such payment were treated as a “Restricted Payment” for purposes of determining compliance with Section 6.05(d), such payment would be permitted to be made under Section 6.05(d) and (iii) no Default shall exist or be continuing.

SECTION 6.13. Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.

SECTION 6.14. SBIC Guarantee. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

SECTION 6.15. Negative Pledge of Equity Interests. The Borrower will not create, incur, assume or suffer to exist any Lien upon its Equity Interest in NFIC SPV LLC not in effect on the Effective Date.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including, for the avoidance of doubt, any failure to pay all principal on the Loans in full on the Final Maturity Date) or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.09(a) on the Commitment Termination Date;

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(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b), Section 5.09 or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Sections 3 and 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(d) and (e) or 5.02 and, solely with respect to this clause (ii), such failure shall continue unremedied for a period of five or more days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower;

(e) a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall either (x) notify the Administrative Agent that it will utilize a Capital Call to cure said Borrowing Base Deficiency as described in Section 2.10(c), so long as said Borrowing Base is cured within the thirty (30) Business Day period referred to in Section 2.10(c) or (y) present the Administrative Agent with a reasonably feasible plan acceptable to the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f) the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d), or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness

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or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period); provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness);

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which execution shall not be vacated, discharged, bonded pending appeal, effectively stayed or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

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(n) a Change in Control shall occur;

(o) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of the certificates representing the securities pledged under the Loan Documents;

(p) except for expiration or termination in accordance with its terms, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower or any other Obligor;

(q) the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee; or

(r) the Borrowing Base Equity Test shall not be satisfied on any date of determination and shall remain unsatisfied for a period of 30 or more days;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

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ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Appointment of the Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02. Capacity as Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Limitation of Duties; Exculpation. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own fraud, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or

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observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a count of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with fraud, gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing, in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees

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payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Each Lender, by delivering its signature page to this Agreement or any Assignment and Assumption and funding any Loan shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders.

SECTION 8.08. Modifications to Loan Documents. Except as otherwise provided in Section 9.02(b) or (c) of this Agreement or the Security Documents with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or

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substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at:

NF Investment Corp.

520 Madison Avenue

New York, NY 10022

Attention: David Heilbrunn and Tom Hennigan

Telecopy Number: (212) 813-4812 (with a copy via electronic mail to David Heilbrunn@carlyle.com and

Tom.Hennigan@carlyle.com)

(ii) if to the Administrative Agent or Swingline Lender, to it at:

KeyBank National Association

Key Equipment Finance, Inc.

1000 McCaslin Boulevard

Superior, Colorado 80027

Attention: Richard Andersen

Telecopy Number:: (216) 370-9166

E-mail: LAS.OPERATIONS.KEF@key.com

(iii) if to the Issuing Bank, to it at:

KeyBank National Association

Key Equipment Finance, Inc.

1000 McCaslin Boulevard

Superior, Colorado 80027

Attention: Richard Andersen

Telecopy Number:: (216) 370-9166

E-mail: LAS.OPERATIONS.KEF@key.com

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(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.06 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each party hereto understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the fraud, willful misconduct or gross negligence of Administrative Agent, any Lender or their respective Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any electronic communications media approved by the Administrative Agent as provided herein are provided “as is” and “as available”. None of the Administrative Agent or its Related Parties warrant the accuracy, adequacy, or completeness of the such media or the Platform and each expressly disclaims liability for errors or omissions in the Platform and such media. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent and any of its Related Parties in connection with the Platform or the electronic communications media approved by the Administrative Agent as provided for herein.

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(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(d) Documents to be Delivered under Sections 5.01 and 5.12(a). For so long as a SyndTrak or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on SyndTrak or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to SyndTrak or an equivalent website.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, Swingline Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Swingline Lender, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be and (y) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change affecting the provisions of this Agreement relating to the determination of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(ii)(E) and (F), but including changes to the provisions of Section 5.12(c)(ii) and the definitions set forth in Section 5.13), and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

(c) Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding any such increase pursuant to a Commitment Increase under Section 2.08(e) to an amount not greater than the Maximum Commitment Increase Amount) except pursuant to an agreement or

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agreements in writing entered into by the Borrower and by the Collateral Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Financing Subsidiary” in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor”, so long as (A) after giving effect to any such release under this clause (2) (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Event of Default has occurred and is continuing.

(d) Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of the Required Lenders shall have been obtained but the consent of one or more Lenders (each a “Non-Consenting Lender”) whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby

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shall be consummated), (ii) all reasonable and documented expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented expenses incurred by the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Issuing Bank and the Swingline Lender as well as additional counsel should any conflict of interest arise, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all documented costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one outside counsel for all Indemnitees (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnitees) unless, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and laws, statutes, rules or regulations relating to environmental, occupational safety and health or land use matters), on common law or equitable cause or on contract or otherwise and related expenses or disbursements of any kind (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Swingline Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct, bad faith or gross negligence of such Indemnitee or in connection with a claim

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against such Indemnitee by the Borrower or its Subsidiaries where there has been a breach in bad faith by such Indemnitee under this Agreement or any other Transaction Document, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, it is understood and agreed that indemnification for Taxes is subject to the provisions of Section 2.16.

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the Obligations of the Borrower under the preceding provisions of this subsection.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of; this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the fraud, willful misconduct or gross negligence of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance

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with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (other than natural persons, any Defaulting Lender or any Person listed in the Prohibited Assignees and Participants Side Letter) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent and the Issuing Bank: provided that no consent of the Administrative Agent or Issuing Bank shall be required for an assignment by a Lender to an Affiliate of such Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an Assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure, the amount of the Commitment or Loans and LC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such Assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of any Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments, Loans and LC Exposure;

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(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Guarantors shall not be obligated; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding anything to the contrary herein, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions set forth in Section 9.04(b)(ii) or otherwise, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, Swingline Lender and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof

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from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Special Purpose Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Sections 2.14 (or any other increased costs protection provision), 2.15 or 2.16. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent

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and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (1) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Participations. Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Person listed in the Prohibited Assignees and Participants Side Letter may be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16, with respect to any participation, than its participating Lenders would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided, further, that no Participant shall be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation granted to such Participant and such Participant shall have complied with the requirements of Section 2.16 as if such Participant is a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest of each Participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in any commitments, loans, letters of credit or is other obligations under any Loan

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Document) to any person except to the extent that such disclosures are necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e) and (f) of Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) No Assignments to Natural Persons, the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any natural person or the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination, Cash Collateralization or backstop of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

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SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy electronically (e.g. pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative

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Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the amounts owing to such Defaulting Lender hereunder as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

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(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS. THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. [Reserved].

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Treatment of Certain Information; No Fiduciary Duty; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Each Lender shall use all information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, in connection with providing services to the Borrower. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its

118	Revolving Credit Agreement

Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person. The Borrower and each of its Subsidiaries each acknowledge and agree that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

(b) Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than to any Person listed in the Prohibited Assignee and Participant Side Letter) or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or Investments, other than any such information that is available to the Administrative Agent any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of Information received from the Borrower or any of its Subsidiaries after the date hereof; such Information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

119	Revolving Credit Agreement

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and each other Obligor and other information that will allow such Lender to identify the Borrower and each other Obligor in accordance with said Act.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

120	Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NF INVESTMENT CORP.

By:
Name: Karen Vejseli
Title: CFO

Revolving Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Syndication Agent, Swingline Lender, Issuing Bank and a Lender

By:
Name: Michael O’Hern
Title: Designated Signer

Revolving Credit Agreement

Appendix A – Rating Factors

Bond Default Rating[1]	Rating Factor	One Year Expected Default Frequency	Five Year Expected Default Frequency
Aaa/AAA	1

Aa1/AA+	10

Aa2/AA	20

Aa3/AA-	40

A1/A+	70

A2/A	120

A3/A-	180

Baa1/BBB+	260

Baa2/BBB	360

Baa3/BBB-	610

Ba1/BB+	940

Ba2/BB	1350

Ba3/BB-	1766

B1/B+	2220

B2/B	2720

B3/B-	3490

Caa-C/CCC+	4770	Less than or equal to 11.62%	Less than or equal to 27.05%

Caa-C/CCC	6500	Greater than 11.62% but less than or equal to 26%	Greater than 27.05% but less than or equal to 48.75%

Ineligible[2]	N/A	Greater than 26%	Greater than 48.75%

[1]	The Bond Default Rating used from RiskCalc should be the LOWER (producing the worse credit quality) of the 1-year or 5-year rating outputs. If a rating is available from both Moody’s and S&P, the lower of such two ratings shall be utilized.
[2]	Eligible Portfolio Investments with a Bond Default Rating of Caa-C shall be divided into two sub-categories based on their Expected Default Frequencies as outlined above and Portfolio Investments with a Rating Factor greater than 6500 are not eligible

Revolving Credit Agreement

SCHEDULE 1.01(a)

APPROVED DEALERS AND APPROVED PRICING

Part A – Approved Dealers

Ares Capital

Babson Capital

Bank of America

Bank of Ireland

Bank of Montreal

Bank of New York

Bank of Nova Scotia

Bank of Tokyo

Barclays

BNP Paribas

Calyon

Cantor Fitzgerald

Caprock

CIBC

CIT

Citibank

Credit Suisse

CRT Capital Group LLC

CSFB

Deutsche Bank

Fifth Third Bank

Fortress

GE Capital

GFI

GMP Securities

Goldman Sachs

Golub

HSBC

Imperial Capital LLC

Jefferies

JP Morgan

Keybank

Lazard Freres & Co, LLC

Macquarie

Mizuho

Morgan Stanley

Madison Capital

Natixis

Newstar

Nomura Securities

NXT

PNC Bank

R.W. Pressprich

Rabobank

RBC Capital Markets

Robert W. Baird & Co. Incorporated

Royal Bank of Canada

Royal Bank of Scotland

RBS/Citizens

Seaport Group

Silicon Valley Bank

SocGen

Societe Generale Securities

Stifel, Nicolaus & Company

SunTrust

TD Securities

UBS

Wells Fargo

Part B – Approved Pricing Services

Bank of America

Barclays Capital

Bank of Montreal – BMO

Bloomberg

BNP Paribas

Calyon

Cantor Fitzgerald

Caprock

Citibank

CSFB

Deutsche Bank

Fincad Model

GE Capital

Goldman Sachs & Company

GFI

HSBC

IDC

Imperial Capital LLC

Jeffries & Company

JP Morgan

Lazard Freres & Co, LLC

Macquaire

MarkIt Partners (LoanX)

Mizuho

Morgan Stanley

Natixis

Nomura Securities International

PNC Bank

R.W. Pressprich

Rabobank

Reuters

Robert W. Baird & Co. Incorporated

Royal Bank of Canada

Royal Bank of Scotland

Seaport Group

Societe Generale Securities

Stifel, Nicolaus & Company

SunTrust

Super Derivatives

TD Securities

UBS, Inc.

Valuspread

Wells Fargo

SCHEDULE 1.01(b)

COMMITMENTS

Lender	Commitment	Applicable Percentage
KeyBank National Association	$50,000,000	100%

SCHEDULE 1.01(c)

INDUSTRY CLASSIFICATION GROUP LIST

1.	Aerospace & Defense;
2.	Automotive;
3.	Banking, Finance, Insurance & Real Estate;
4.	Beverage, Food & Tobacco;
5.	Capital Equipment;
6.	Chemicals, Plastics & Rubber;
7.	Construction & Building;
8.	Consumer goods: Durable;
9.	Consumer goods: Non-durable;
10.	Containers, Packaging & Glass;
11.	Energy: Electricity;
12.	Energy: Oil & Gas;
13.	Environmental Industries;
14.	Forest Products & Paper;
15.	Healthcare & Pharmaceuticals;
16.	High Tech Industries;
17.	Hotel, Gaming & Leisure;
18.	Media: Advertising, Printing & Publishing;
19.	Media: Broadcasting & Subscription;
20.	Media: Diversified & Production;
21.	Metals & Mining;
22.	Retail;
23.	Services: Business;
24.	Services: Consumer;
25.	Software;
26.	Sovereign & Public Finance;
27.	Telecommunications;
28.	Transportation: Cargo;
29.	Transportation: Consumer;
30.	Utilities: Electric;
31.	Utilities: Oil & Gas;
32.	Utilities: Water;
33.	Wholesale.

SCHEDULE 3.11

MATERIAL AGREEMENTS AND LIENS

Part A – Material Agreements

NFIC SPV LLC Facility:

Total amount outstanding: $28,005,875.91

Total amount available for borrowing: $87,500,000.00

–	Loan and Servicing Agreement, dated as of September 12, 2013, among NFIC SPV LLC, as the borrower, NF Investment Corp., as the servicer and as the transferor, Citibank, N.A., as the administrative agent, as the collateral agent, as the lead arranger, and as the lender, and Wells Fargo Bank, National Association, as the bank, as the backup servicer, as the collateral custodian and as the collateral administrator.

–	Contribution Agreement, dated as of September 12, 2013, between NF Investment Corp., as the contributor, and NFIC SPV LLC, as the contributee.

Part B – Liens

Liens created pursuant to the Security Documents.

Lien on the assets of NF Investment Corp. transferred to NFIC SPV LLC granted pursuant to that certain Contribution Agreement, dated as of September 12, 2013, between NF Investment Corp., as the contributor, and NFIC SPV LLC, as the contributee.

SCHEDULE 3.12(a)

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Description of Ownership	Financing Subsidiary?	Subsidiary Guarantor?
NFIC SPV LLC	Delaware limited liability company	100% of membership interests are held by the Borrower	Yes	No

SCHEDULE 3.12(b)

INVESTMENTS

Securities Accounts:

Account Bank	Account Number
State Street Bank and Trust Company	CRC5

Deposit Accounts:

Account Bank	Account Number
State Street Bank and Trust Company	10239770

State Street Bank and Trust Company	10403640

SCHEDULE 6.08

TRANSACTIONS WITH AFFILIATES

A Personnel Agreement between CGMSIM and Carlyle Employee Co., an affiliate of CGMSIM, pursuant to which Carlyle Employee Co. will provide CGMSIM with access to the investment professionals for the CGMSIM Investment Team.

A Sub-Administration Agreement between CGMSFA and Carlyle Employee Co., pursuant to which Carlyle Employee Co. will provide CGMSFA with access to certain legal, operations, financial, compliance, accounting, internal audit (to the extent internal audit performs a role in our Sarbanes-Oxley internal control assessment), clerical and administrative personnel that presently support the CGMSIM Investment Team and CGMSFA will reimburse Carlyle Employee Co. for its allocable portion of the compensation of any personnel, other than legal department personnel, that Carlyle Employee Co. provides for its use.

A Sub-Administration Agreement between CGMSFA and CELF, pursuant to which CELF will provide CGMSFA with access to compliance personnel and CGMSFA will reimburse CELF for its allocable portion of the compensatory distributions made and compensation paid to such personnel.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

  [and is an Affiliate of [identify Lender]1]

3.	Borrower: NF Investment Corp.

4.	Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement.

[1]	Select as applicable.

5.	Credit Agreement: The Senior Secured Revolving Credit Agreement dated as of March 27, 2014, among NF Investment Corp., the Lenders parties thereto and KeyBank National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

Effective Date:                     , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

KEYBANK NATIONAL ASSOCIATION, as Issuing Bank

By:
Title:

[Consented to:][4]

NF INVESTMENT CORP.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only when the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representative and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, email or other electronic method of transmission shall be effective as deliver of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

[See Attached]

B-1

NF Investment Corp Prepared by NF Investment Corp BORROWING BASE CERTIFICATE

DETERMINATION DATE					6/20/14
Un Called Capital Pledge In Place					Yes
FACILITY LIMIT-					$50,000,000
Aggregate Outstanding Loan Balance					$0
Less: Ineligible Portfolio Investments					$0
Less: Excess Concentration Amount					$0
Ending Portfolio Loan Balance					$0
BORROWING BASE CALCULATION:
	Balance		Advance Rate
Portfolio Investments	Quoted	Unquoted	Quoted	Unquoted	Ending Balance
Cash, Cash Equivalents and Short Term Government Securities	$0	$0	100%	N/A	$0
Long-Term Government Securities	$0	$0	95%	N/A	$0
First Lien Bank Loans	$0	$0	75%	65%	$0
Covenant Lite Loans	$0	$0	70%	60%	$0
Second Out Loans	$0	$0	65%	55%	$0
First Lien Cash Pay High Yield Securities	$0	$0	65%	55%	$0
Second Lien Bank Loans	$0	$0	45%	45%	$0
Second Lien Cash Pay High Yield Securities	$0	$0	45%	45%	$0

Borrowing Base:					$0
Adjusted Borrowing Base (Borrowing Base less Cash. Cash Equivalents and Short Term Govt. Securities):					$0

Borrowing Base Deficiency: (Covered Debt Amount > Borrowing Base)					No Deficiency

Covered Debt Amount					$0
(+) Revolving Credit Exposures					$0
(+) Other Covered Indebtedness					$0
(-) LC Exposures (fully Cash Collateralized					$0
Adjusted Covered Debt Balance (Covered Debt less Cash, Cash Equivalents and Short Term Govt. Securities):					$0
Borrowing Base Equity Test
Actual Equity:					$34,000,000
(+) Uncalled Capital Pledge					$34,000,000
(+) Value of all Eligible Portfolio Investments					$0
(-) Revolving Credit Exposure					$0
Required Equity:
$34,000,000	Prior to release of UnCalled Capital Pledge				$34,000,000
$25,000,000	Upon release of Uncalled Capital Pledge
					PASS
Revolving Credit Exposure
Advances Outstanding at Beginning of the Remittance Period
Beginning of the Remittance Period					$0
Current Balance of Advances (as of determination date)					$0
Current Swingline Exposure (Sublimit $10MM max)					$0
Current LC Exposure (Sublimit $5MM max)					$0
Total Advances/Prepayments during Current Period (no including current Advance/Prepayment request)					$0
Current Advance Request					$0
Current Prepayment Request					$0
Total Current Revolving Credit Exposure					$0

COLLATERAL QUALITY TESTS					PASS
WEIGHTED AVERAGE LIFE TEST					PASS
(a) Current					0.00 yrs
(b) Required					7.00 yrs
WEIGHTED AVERAGE SPREAD TEST					PASS
(a) Current					0.00%
(b) Required					3.50%
WEIGHTED AVERAGE RATING FACTOR TEST					PASS
(a) Current					0
(b) Required					4,000

Reference is hereby made to that certain SENIOR SECURED REVOLVING CREDITAGREEMENT is made as of [ENTER DATE] by and among: NF INVESTMENT CORP, as borrower (together with its permitted successors and assigns, the “Borrower”); the LENDERS from time to time party hereto; KEY EQUIPMENT FINANCE, A DIVISION OF KEYBANK NATIONAL ASSOCIATION as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); STATE STREET BANK AND TRUST COMPANY, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); as amended, restated, supplemented or otherwise modified in accordance with the terms thereof prior to the date hereof, the “Agreement”). Capitalized terms used in this Certificate without definition have the meanings specified in the Agreement. To induce each Lender to make a Loan , each Borrower hereby jointly and severally represents and warrants to the Lenders that the information set forth herein is accurate and complete as of the date set forth.

By: NF Investment Corp

Signature	Date

Print Name

Title

EXHIBIT C

BORROWING REQUEST

Date:                    ,

To: KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of March 27, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among NF Investment Corp., a Maryland corporation (the “Borrower”), the financial institutions party thereto as Lenders, and KeyBank National Association, as the Administrative Agent. Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans        ☐ A conversion or continuation of Loans

1.     On              (a Business Day).

2.     In the amount of             .

3.     Comprised of                         .

        [Type of Borrowing requested]

4.     To Borrower’s account number                      located at                             .

[Attached hereto as Annex 1 is a true and correct Borrowing Base Certificate after giving effect to the Borrowing requested hereunder.]

NF INVESTMENT CORP.

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF COLLATERAL REPORT

[See Attached]

D-1

NF Investment Corp Prepared by NF Investment Corp COLLATERAL REPORT

Closing Date		3/26/14
Commitment Termination Date		3/26/17
Final Maturity Date		3/26/20
6-month expiration period		9/26/14
Remittance Period Beginning on		3/26/14
Remittance Period Ending on		5/31/14
Determination Date (monthly reporting / advance date / prepayment date)		6/20/14
Payment Date		6/20/14
Reporting Date		4/20/14
Days during Remittance period		66
Amortization Period		No
UnCalled Capital Pledge		Yes
Most Recent Fiscal Qtr		12/31/2013

FINANCIAL COVENANTS		PASS

(a) Minimum Shareholders’ Equity		PASS	As of:
Current		$34,000,000.00	31-Dec
Required (sum of a + b)		$34,000,000.00
(a) $34,000,000		$34,000,000.00
(b) 25% of proceeds from any Equity Sales		$0.00

(b) Asset Coverage Ratio		PASS	As of:
Current (a-b/c)		0.00%	31-Dec
(a) Value of total assets		$0.00
(b) liabilities and indebtedness not represented by Senior Securities		$0.00
(c) Aggregate amount of senior securities representing indebtedness		$0.00

Required		200.00%

(c) Liquidity Test		Pass

Current (sum of a + b)		$0
(a) Aggregate Value of Portfolio Investments that are Cash (or cash equivalent)		$0
(b) Relevant Available Funds that can be converted into Cash		$0

Adjusted Covered Debt Amount >85% of Adjusted Borrowing Base		NO
Under 10% of Covered Debt Balance		$0.00
Under 10% of Covered Debt Balance for 30 Business Days (Yes/No)		NO

(d) Interest Coverage Ratio (a/b)		PASS	As of:
			31-Dec
Current		0.00%

(a) Consolidated EBITDA - sum of current and 2 prior months		$0
current month		$0
1 month prior		$0
2 months prior		$0
(b) Consolidated Interest Charges		$0
current month		$0
1 month prior		$0
2 months prior		$0
Prior Quarter Calculation		0.00%

Required	Current Qtr:	100.00%
	Last Two Qtrs:	125.00%

Reference is hereby made to that certain SENIOR SECURED REVOLVING CREDITAGREEMENT is made as of [ENTER DATE] by and among: NF INVESTMENT CORP, as borrower (together with its permitted successors and assigns, the “Borrower”); the LENDERS from time to time party hereto; KEY EQUIPMENT FINANCE, A DIVISION OF KEYBANK NATIONAL ASSOCIATION as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); STATE STREET BANK AND TRUST COMPANY, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); as amended, restated, supplemented or otherwise modified in accordance with the terms thereof prior to the date hereof, the “Agreement”). Capitalized terms used in this Certificate without definition have the meanings specified in the Agreement. To induce each Lender to make a Loan , each Borrower hereby jointly and severally represents and warrants to the Lenders that the information set forth herein is accurate and complete as of the date set forth .

By:	NF Investment Corp
	Signature	Date
Print Name
Title

EXHIBIT E

FORM OF PREPAYMENT NOTICE

Date:                     ,

To: KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of March 27, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among NF Investment Corp., a Maryland corporation (the “Borrower”), the financial institutions party thereto as Lenders, and KeyBank National Association, as the Administrative Agent. Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Pursuant to Section 2.10(e) of the Credit Agreement, the Borrower hereby provides notice to the Administrative Agent of the following prepayment of Loans:

1. Prepayment date                      (a Business Day).5

2. In the amount of                     .

3. [Attached hereto as Annex 1 is a reasonably detailed calculation of the amount of such prepayment.]6

NF INVESTMENT CORP.

By:
Name:
Title:

[5]	Notice of the prepayment shall be provided: (i) in the case of prepayment of a Eurocurrency Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)) of the Credit Agreement, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)) of the Credit Agreement, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment, or (iv) in the case of any prepayment pursuant to Section 2.10(d) of the Credit Agreement, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.
[6]	Bracketed language should only be included to the extent such prepayment is a mandatory prepayment pursuant to Section 2.10(c) or (d) of the Credit Agreement.

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[Annex 1]

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